                                                                   Exhibit (g)



                                   7724-00-00




               AUTOMATIC AND FACULTATIVE YRT REINSURANCE AGREEMENT


                                     BETWEEN


                  THE CANADA LIFE INSURANCE COMPANY OF AMERICA
                    (HEREINAFTER CALLED THE "CEDING COMPANY")
                             LANSING, MICHIGAN, USA



                                       and



             SWISS RE LIFE & HEALTH AMERICA INC. REINSURANCE COMPANY
                      (HEREINAFTER CALLED THE "REINSURER")
                           STAMFORD, CONNECTICUT, USA





                    THIS AGREEMENT IS EFFECTIVE JULY 1, 2000

                                TABLE OF CONTENTS

 ARTICLE      TITLE                                                                                    PAGE
 -------      -----                                                                                    ----

ARTICLE I - PARTIES TO THE AGREEMENT                                                                      3

ARTICLE II - COMMENCEMENT, TERMINATION AND CONTINUANCE OF REINSURANCE                                     3

ARTICLE III - SCOPE                                                                                       4

ARTICLE IV - COVERAGE                                                                                     5

ARTICLE V - LIABILITY                                                                                     6

ARTICLE VI - RETENTION AND RECAPTURE                                                                      6

ARTICLE VII - REINSURANCE PREMIUMS AND ALLOWANCES                                                         7

ARTICLE VIII - RESERVES                                                                                   7

ARTICLE IX - TERMINATIONS AND REDUCTIONS                                                                  7

ARTICLE X - POLICY ALTERATIONS                                                                            8

ARTICLE XI - POLICY ADMINISTRATION AND PREMIUM ACCOUNTING                                                 9

ARTICLE XII - CLAIMS                                                                                     10

ARTICLE XIII - ARBITRATION                                                                               11

ARTICLE XIV - INSOLVENCY                                                                                 12

ARTICLE XV - OFFSET                                                                                      12

ARTICLE XVI - RIGHT TO INSPECT                                                                           13

ARTICLE XVII - UNINTENTIONAL ERRORS, MISUNDERSTANDINGS OR OMISSIONS                                      13

ARTICLE XVIII - CHOICE OF LAW, FORUM, AND LANGUAGE                                                       13

ARTICLE XIX - ALTERATIONS TO THE AGREEMENT                                                               13

ARTICLE XX - EXECUTION OF THE AGREEMENT                                                                  14

                      ARTICLE I - PARTIES TO THE AGREEMENT

Reinsurance required by the Ceding Company will be reinsured by the Reinsurer as described in the terms of this Agreement.

This is an Agreement solely between the Reinsurer and the Ceding Company. In no instance will anyone other than the Reinsurer or the Ceding Company have any rights under this Agreement, and the Ceding Company is and will remain solely liable to any insured, policyowner, or beneficiary under the Original Policies reinsured hereunder.

The current general and special policy conditions, the premium schedules, and underwriting guidelines of the Ceding Company, applying to the business covered by this Agreement as set out in the Schedules, will form an integral part of this Agreement. Additions or alterations to any of these conditions or schedules will be reported to the Reinsurer without delay. In the case of significant changes, both parties to the Agreement must agree to the new reinsurance conditions.

      ARTICLE II - COMMENCEMENT, TERMINATION AND CONTINUANCE OF REINSURANCE

1.      AGREEMENT COMMENCEMENT

        Notwithstanding the date on which this Agreement is signed, this Agreement will take effect as from the date shown in the attached
        Schedule I, and applies to new business taking effect on and after this date.

2.      AGREEMENT TERMINATION

        This Agreement will be in effect for an indefinite period and may be terminated as to new reinsurance at any time by either party giving ninety (90) days written notice of termination. The day the notice is mailed to the other party's Home Office, or, if the mail is not used, the day it is delivered to the other party's Home Office or to an Officer of the other party will be the first day of the ninety (90) day period.

        During the ninety (90) day period, this Agreement will continue to operate in accordance with its terms.

3.      POLICY TERMINATION

        If the Policy is terminated by death, lapse, surrender or otherwise, the reinsurance will terminate on the same date. If premiums have been paid on the reinsurance for a period beyond the termination date, refunds will follow the terms as shown in Schedule I.

        If the Policy continues in force without payment of premium during any days of grace pending its surrender, whether such continuance be as a result of a Policy provision or a practice of the Ceding Company, the reinsurance will also continue without payment of premium and will terminate on the same date as the Ceding Company's risk terminates.

        If the Policy continues in force because of the operation of an Automatic Premium Loan provision, or other such provision by which the Ceding Company receives compensation for its risk, then the reinsurance will also continue and the Ceding Company will pay the Reinsurer the reinsurance premium for the period to the date of termination.

4.      CONTINUATION OF REINSURANCE

        On termination of this Agreement in accordance with the provisions in Paragraph two of this Article, the reinsurance ceded will remain in force subject to the terms and conditions of this Agreement until their natural expiry.

                               ARTICLE III - SCOPE

1.      RETENTION OF THE CEDING COMPANY

        The type and amount of the Ceding Company's retention on any one life is as shown in Schedule I. In determining the amounts at risk in each case, any additional death benefits on the same life (e.g. additional term insurance or family income benefits) will be taken into account, as will the amounts at risk under any other existing policies, at the time of commencement, of the policy ceded under this Agreement.

        The Ceding Company may alter its retention in respect of future new business at any time. The Ceding Company will promptly notify the Reinsurer of such alteration and its effective date.

2.      CURRENCY

        All reinsurance to which the provisions of this Agreement apply will be effected in the same currencies as that expressed in the Original Policies and as shown in Schedule I.

3.      THE REINSURER'S SHARE

        The Reinsurer's Share is as shown in Schedule I.

4.      BASIS OF REINSURANCE

        Plans of insurance listed in Schedule I will be reinsured on the basis described in Schedule I, using the rates given in the Rate Table as shown in Schedule I.

5.      REINSURANCE ALLOWANCES

        The Reinsurer will pay to the Ceding Company the reinsurance allowance, if any, as shown in Schedule I. If any reinsurance premiums or installments of reinsurance premiums are returned to the Ceding Company, any corresponding reinsurance allowance previously credited to the Ceding Company, will be reimbursed to the Reinsurer.

6.      PREMIUM RATE GUARANTEE

        Premium Rate Guarantees, if any, are as shown in Schedule I.

7.      POLICY FEES

        Policy fees, if any, are as shown in Schedule I.

8.      TAXES

        Taxes, if any, are shown in Schedule I.

9.      EXPERIENCE REFUND OR PROFIT COMMISSION

        If an experience refund or profit commission is payable under this Agreement, the conditions and formula are as shown in Schedule I.

10.     EXPENSE OF THE ORIGINAL POLICY

        The Ceding Company will bear the expense of all medical examinations, inspection fees and other charges incurred in connection with the original policy.

                              ARTICLE IV - COVERAGE

AUTOMATIC PROVISIONS

        For each risk on which reinsurance is ceded, the Ceding Company's retention at the time of issue will take into account both currently issued and previously issued policies.

        The Ceding Company must cede and the Reinsurer must automatically accept reinsurance, if all of the following conditions are met for each life:

        1.      RETENTION

                The Ceding Company has retained its limit of retention (i.e. in Schedule I); and

        2.      PLANS AND RIDERS

                The basic plan or supplementary benefit, if any, is shown in
                Schedule I; and

        3.      AUTOMATIC ACCEPTANCE LIMITS

                The underwriting class, age, minimum reinsurance amount, binding amounts and jumbo limits fall within the automatic limits as shown in Schedule I; and

        4.      UNDERWRITING

                The risk is underwritten according to the Ceding Company's Standard Guidelines; and

                The Ceding Company has never made facultative application for reinsurance on the same life to the Reinsurer or any other Reinsurer; and

        5.      RESIDENCE

                The risk is a resident of the Countries, as shown in Schedule I.

        If, for a given application, the Ceding Company cannot comply with the automatic reinsurance conditions described above, or if the Ceding Company submits the application to other Reinsurers for their facultative assessment, the Ceding Company can submit this application to the Reinsurer on a facultative basis.

FACULTATIVE PROVISIONS

        The Ceding Company will send copies of the original applications, all medical reports, inspection reports, attending physician's statement, and any additional information pertinent to the insurability of the risk to the Reinsurer.

        The Ceding Company will also notify the Reinsurer of any underwriting information requested or received after the initial request for reinsurance is made. For policies which contain automatic increase provisions, the Ceding Company will inform the Reinsurer of the initial and ultimate risk amounts for which reinsurance is being requested, or in the case of indexed amounts, the basis of the indexing.

        On a timely basis, the Reinsurer will submit a written decision to the Ceding Company. In no case will the Reinsurer's offer on facultative submissions be open after 120 days have elapsed from the date of the Reinsurer's offer to participate in the risk. Acceptance of the offer and delivery of the policy according to the rules of the Ceding Company must occur within 120 days of the final reinsurance offer. Unless the Reinsurer explicitly states in writing that the final offer is extended, the offer will be automatically withdrawn at the end of day 120.

        The Reinsurer will not be liable for proceeds paid under the Ceding Company's conditional receipt or temporary insurance agreement for risks submitted on a facultative basis.

                              ARTICLE V - LIABILITY

The liability of the Reinsurer for all claims within automatic cover and all claims arising after facultative acceptance as described in Article IV, will commence simultaneously with that of the Ceding Company and will cease at the same time as the liability of the Ceding Company ceases.

                      ARTICLE VI - RETENTION AND RECAPTURE

If the Ceding Company changes its limit of retention as shown in Schedule I, written notice of the change will promptly be given to the Reinsurer. At the option of the Ceding Company, a corresponding reduction may be made in the reinsurance in force under this Agreement, on all lives, on which the Ceding Company has maintained its maximum limit of retention, provided that all eligible business is reduced on the same basis. The Ceding Company may apply the new limits of retention to existing reinsurance and reduce and recapture reinsurance inforce in accordance with the following rules:

1. No recapture will be made unless reinsurance has been in force for the minimum period shown in Schedule I.

2. Recapture will become effective on the policy anniversary date following written notification of the Ceding Company's intent to recapture.

3. No recapture will be made unless the Ceding Company retained its maximum limit of retention for the plan, age and mortality rating at the time the policy was issued. No recapture will be allowed in any class of fully reinsured business or in any classes of risks for which the Ceding Company established special retention limits less than the Ceding Company's maximum retention limits for the plan, age, and mortality rating at the time the policy was issued.

4. If any reinsurance is recaptured, all reinsurance eligible for recapture, under the provisions of this Article, must be recaptured.

5. If there is reinsurance with other reinsurers on risks eligible for recapture, the necessary reduction is to be applied to each company in proportion to the total outstanding reinsurance.

                ARTICLE VII - REINSURANCE PREMIUMS AND ALLOWANCES

1.      LIFE REINSURANCE

        Premiums for Life and Supplemental Benefit reinsurance will be as shown in Schedule I.

2.      SUBSTANDARD PREMIUMS

        Premiums will be increased by any (flat) extra premium as shown in
        Schedule I, charged the insured on the face amount initially reinsured. Premiums will be increased by any substandard premium as shown in
        Schedule I, charged the insured on the net amount at risk reinsured.

3.      JOINT POLICY PREMIUMS

        In the case of joint policy premiums, if any, the premium rate payable to the Reinsurer will be as shown in Schedule I.

4.      SUPPLEMENTAL BENEFITS

        The Reinsurer will receive a proportionate share of any premiums for additional benefits as shown in Schedule I, as well as for any extra premiums the Ceding Company may collect for the coverage of special risks (traveling, climate, occupation, etc.). This share will be based on the ratio between the amount at risk and the total initial benefits insured and will remain constant throughout the entire period of premium payment.

                             ARTICLE VIII - RESERVES

Reserve requirements of the Ceding Company, if any, are as shown in Schedule I.

                    ARTICLE IX - TERMINATIONS AND REDUCTIONS

Terminations or reductions will take place in accordance with the following rules in order of priority:

1. The Ceding Company must keep its initial or recaptured retention on the policy.

2. Termination or reduction of a wholly reinsured policy will not affect other reinsurance inforce.

3. A termination or reduction on a wholly retained case will cause an equal reduction in existing automatic reinsurance with the oldest policy being reduced first.

4. A termination or reduction will be made first to reinsurance of partially reinsured policies with the oldest policy being reduced first.

5. If the policies are reinsured with multiple reinsurers, the reinsurance will be reduced by the ratio of the amount of reinsurance in each company to the total outstanding reinsurance on the risk involved.

6. When a policy is reinstated, reinsurance will be reinstated as if the lapse or reduction had not occurred.

                         ARTICLE X - POLICY ALTERATIONS

1.      REINSTATEMENT

        Any policy originally reinsured in accordance with the terms and conditions of this Agreement by the Ceding Company may be automatically reinstated with the Reinsurer as long as the policy is reinstated in accordance with the terms and rules of the Ceding Company. Any policy originally reinsured with the Reinsurer on a facultative basis which has been in a lapsed status for more than ninety (90) days must be submitted with underwriting requirements and approved by the Reinsurer before it is reinstated. The Ceding Company will pay the Reinsurer its share of amounts collected or charged for the reinstatement of such policies.

2.      EXTENDED TERM AND REDUCED PAID-UP ADDITIONS

        If the original policy lapses and extended term insurance or reduced paid-up insurance is elected under the terms of the policy, reinsurance will be proportionately adjusted. The reinsurance premiums will be calculated in the same manner as reinsurance premiums were calculated on the original policy.

3.      EXCHANGES OR CONVERSIONS

        An exchange or conversion is a new policy replacing a policy issued earlier by the Ceding Company or a change in an existing policy that is issued or made either:

        1.      Under the terms of the original policy, or,

        2. Without the same new underwriting information the Ceding Company would obtain in the absence of the original policy,

        3. Without a suicide exclusion period, or contestable period of equal duration, to those contained in new issues by the Ceding Company, or

        4. Without the payment of the same allowances in the first year, that the Ceding Company would have paid in the absence of the original policy.

        Exchanges or Conversions will be reinsured under this Agreement only if the original policy was reinsured with the Reinsurer; the amount of reinsurance under this Agreement will not exceed the amount of the reinsurance on the original policy with the Reinsurer immediately prior to the exchange or conversion. Premiums will be as shown in Schedule I.

Note: An original date policy Reissue will not be treated as a continuation of the original policy. It will be treated as a new policy and the original policy will be treated as Not Taken. All premiums previously paid to the Reinsurer for the original policy will be refunded to the Ceding Company. All premiums will be due on the new policy from the original issue date of the old policy.

Note: Re-Entry, e.g. wholesale replacement and similar programs are not covered under this Article. If Re-Entry is applicable to this treaty, then it will be covered in Schedule I.

            ARTICLE XI - POLICY ADMINISTRATION AND PREMIUM ACCOUNTING

1.      ACCOUNTING PERIOD AND PREMIUM DUE

        The Ceding Company will submit accounts to the Reinsurer, for reporting new business, alterations, terminations, renewals, claims, and premium due, as shown in Schedule I.

2.      ACCOUNTING ITEMS

        The accounts will contain a list of premiums due for the current accounting period, explain the reason for each premium payment, show premium subtotals adequate to use for premium accounting, including first year and renewal year premiums and allowances. The account information should provide the ability to evaluate retention limits, premium calculations and to establish reserves.

3.      REINSURANCE ADMINISTRATION REQUIREMENTS

        Reinsurance Administration Requirements are as shown in Schedule I.

4.      PAYMENT OF BALANCES

        The Ceding Company will pay any balance due the Reinsurer, at the same time as the account is rendered, but in all cases, by the Accounting and Premium Due frequency as shown in Schedule I. The Reinsurer will pay any balance due the Ceding Company, at the same time as the account is confirmed, however, at the latest, within thirty (30) days after receipt of the statement of account. Should the Reinsurer be unable to confirm the account in its entirety, the confirmed portion of the balance will be paid immediately. As soon as the account has been fully confirmed, the difference will be paid immediately by the debtor. All balances not paid within thirty (30) days of the due date shown on the statement will be in default.

5.      BALANCES IN DEFAULT

        The Reinsurer will have the right to terminate this Agreement, when balances are in default, by giving ninety (90) days written notice of termination to the Ceding Company. As of the close of the last day of this ninety (90) day notice period, the Reinsurer's liability for all risks reinsured under this Agreement will terminate. The first day of this ninety (90) day notice of termination, resulting from default as described in paragraph four of this Article, will be the day the notice is received in the mail by the Ceding Company, or if the mail is not used, the day it is delivered to the Ceding Company. If all balances in default are received within the ninety (90) day time period, the Agreement will remain in effect. The interest payable on balances in default is stipulated as shown in Schedule I.

6.      FLUCTUATIONS IN EXCHANGE RATES

        If the premium due periods allowed for the payment of balances are exceeded by either party, the debtor will bear the currency risk, in the event of any subsequent alteration in the exchange rate, by more than five percent, unless the debtor is not responsible for the delay in payment.

                              ARTICLE XII - CLAIMS

Claims covered under this Agreement include only death claims, which are those due to the death of the insured on a policy reinsured and any additional benefits, including riders, which are defined in accordance with the underlying policy and are reinsured under this Agreement.

1.      NOTICE

        The Ceding Company will promptly notify the Reinsurer of all claims.

2.      PROOFS

        In every case of loss, copies of the proofs obtained by the Ceding Company will be taken by the Reinsurer as sufficient. Copies thereof, together with proof of the amount paid on such claim by the Ceding Company will be furnished to the Reinsurer when requesting its share of the claim.

3.      PAYMENT OF BENEFITS

        The Reinsurer will pay its share of all payable claims, however, if the amount reinsured with the Reinsurer is more than the amount retained by the Ceding Company and the claim is contestable, all papers in connection with such claim, including all underwriting and investigation papers, must be submitted to the Reinsurer for its consultation before admission of any liability on the part of the Ceding Company.

        If the amount of insurance changes because of a misstatement of rate classification, the Reinsurer's share of reinsurance liability will change proportionately.

4.      CONTESTED CLAIMS

        The Ceding Company will notify the Reinsurer of its intention to contest, compromise, or litigate a claim. Unless it declines to be a party to such action, the Reinsurer will pay its share of any settlement up to the maximum that would have been payable under the specific policy had there been no controversy plus its share of specific expenses, except as specified below.

5.      CLAIMS EXPENSES

        If the Reinsurer declines to be a party to the contest, compromise, or litigation of a claim, it will pay its full share of the amount reinsured, as if there had been no contest, compromise, or litigation, and its proportionate share of covered expenses incurred to the date, from the date it notifies the Ceding Company it declines to be a party.

6.      EXTRA CONTRACTUAL OBLIGATIONS

        The parties recognize that circumstances may arise under which the Reinsurer, in equity, should share, to the extent permitted by law, in a payment of extra-contractual damages (or a payment in settlement of a claim therefor). Such circumstances are difficult to define in advance, but generally involve those situations in which the Reinsurer was an active party in, or approved in writing, the act, omission, or course of conduct which ultimately resulted in the payment. The extent of such sharing is dependent on a good faith assessment of culpability in each case, but all factors being equal, the division of any such payment would be in proportion to our quota share percentage.

        In no event will the following categories of expenses or liabilities be reimbursed:

        a.      Routine investigative or administrative expenses;

        b. Salaries of employees or other internal expenses of the Ceding Company or the original issuing companies;

        c. Expenses incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to policy proceeds or benefits.

                           ARTICLE XIII - ARBITRATION

1.      GENERAL

        All disputes and differences between the Ceding Company and the Reinsurer with respect to this Agreement will be decided by arbitration, regardless of the insolvency of either party, unless the conservator, receiver, liquidator, or statutory successor is specifically exempted from an arbitration proceeding by applicable state law.

2.      NOTICE

        Either party may initiate arbitration by providing written notification to the other party. Such written notice shall set forth a brief statement of the issue(s), the failure of the parties to reach agreement, and the date of the demand for arbitration.

3.      PROCEDURE

        An arbitration panel shall be chosen consisting of three arbitrators (tribunal). The arbitrators must be impartial and must be or must have been officers of life insurance or life reinsurance companies other than the parties or their affiliates. Each party shall select an arbitrator within thirty days from the date of the demand. If either party shall refuse or fail to appoint an arbitrator within the time allowed, the party that has appointed an arbitrator may notify the other party that, if it has not appointed its arbitrator within the following ten days, the arbitrator will appoint an arbitrator on its behalf. The two arbitrators shall select a third arbitrator within thirty days of the appointment of the second arbitrator. If the two arbitrators fail to agree on the selection of the third arbitrator within the time allowed, either party may ask ARIAS US to appoint the third arbitrator. However, if ARIAS US is unable to appoint an arbitrator who is impartial and who is or was an officer of a life insurance or life reinsurance company other than the parties or their affiliates, then either party may ask a court to appoint the third arbitrator pursuant to the Uniform Arbitration Act or any similar statute empowering the court to appoint an arbitrator.

        The arbitration panel shall interpret this Agreement as an honorable engagement rather than merely a legal obligation, and shall consider practical business and equitable principles as well as industry custom and practice regarding the applicable insurance and reinsurance business. The panel is released from judicial formalities and shall not be bound by strict rules of procedure and evidence.

4.      PLACE OF ARBITRATION

        The arbitration panel shall determine all arbitration schedules and procedural rules. Organizational and other meetings shall be held in Worcester, Massachusetts, unless the panel shall select another location. The panel shall decide all matters by majority vote.

5.      ARBITRATION SETTLEMENT

        Decisions of the arbitration panel shall be final and binding on both parties. The panel may, at its discretion, award costs and expenses it deems appropriate, including but not limited to attorneys fees and interest. Judgment may be entered upon the final decision of the panel in any court of competent jurisdiction. The panel may not award exemplary or punitive damages. Unless the panel decides otherwise, the parties will be separately responsible for paying all fees and expenses charged by its respective counsel, accountants, actuaries, and other representatives in connection with the arbitration, and the parties shall bear equally the fees and expenses of the arbitrators and any ancillary expenses associated with a hearing (e.g., any rental fee for use of the hearing room, etc.).

        The arbitration panel will submit its written decision within ten days following arbitration.

6.      ARBITRATION COSTS

        All costs of the arbitration will be determined by the tribunal, which may take into account the law and practice of the place of arbitration, and in what manner arbitration costs will be paid, and by whom.

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                            ARTICLE XIV - INSOLVENCY

In the event of the insolvency of the Ceding Company, all reinsurance will be payable directly to the liquidator, receiver, or statutory successor of the Ceding Company without diminution because of the insolvency and in accordance with the terms of this Agreement.

In the event of insolvency of the Ceding Company, the liquidator, receiver, or statutory successor will immediately give written notice to the Reinsurer of all pending claims against the Ceding Company on any policies reinsured. While a claim is pending, the Reinsurer may investigate and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator, receiver, or statutory successor. The expense incurred by the Reinsurer will be chargeable, subject to court approval against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more Reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of the reinsurance agreement as though such expense had been incurred by the Ceding Company.

In the event that the Reinsurer is deemed insolvent, it shall be considered in default under this Agreement. The Ceding Company may at its own option within thirty (30) days of the occurrence of this event, give written notice to the Reinsurer of its intention to recapture reinsurance and reserves under this agreement.

        (1) As an alternative to allowing reinsurance to be recaptured, the Reinsurer may elect to place assets in trust in an amount equal to the statutory reserves of the policies reinsured under this agreement.

        (2) If the reinsurance is recaptured, the Ceding Company will pay the Reinsurer the following recapture fee:

                        (XX%) (1-n/R) (P), where

                        - n is the policy year in which the recapture occurs.

                        - P is the gross reinsurance premium rate per $1,000 in policy year n.

                        - XX% is the applicable YRT reinsurance percentage for policy year n. (or 100 minus the applicable coinsurance allowance for policy year n.)

                        - R is the recapture period in years. For level term plans, R will be the greater of the normal recapture period or the length in years of the level premium period.

                The termination shall be effective the earlier of:

                a)      The date on which the Reinsurer is deemed insolvent; or

                b) The date on which the Reinsurer's insolvency has been established by the Insurance Department of the State of Domicile.

                               ARTICLE XV - OFFSET

Any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or against, either the Reinsurer or the Ceding Company, with respect to this Agreement or with respect to any other claim of one party against the other, are deemed mutual debts or credits, as the case may be, and will be offset, and only the balance will be allowed or paid.

                         ARTICLE XVI - RIGHT TO INSPECT

Upon request the Ceding Company will furnish the Reinsurer with detailed information concerning the risks reinsured under this Agreement. In particular the Reinsurer will be entitled to request that:

1. Copies of the whole or part of any documents relating to the risks and their reinsurance be made available to the Reinsurer at its own expense;

2. During the Ceding Company's normal office hours these documents will be made available to a representative of the Reinsurer who will be named in advance; notification of such visits will normally be given two weeks in advance and even in urgent cases at least forty-eight hours in advance; and

3. The Reinsurer will have this right of inspection as long as one of the two parties to this Agreement is claiming from the other.

       ARTICLE XVII - UNINTENTIONAL ERRORS, MISUNDERSTANDINGS OR OMISSIONS

It is expressly understood and agreed that if failure to comply with any terms of this Agreement is hereby shown to be the result of an unintentional error, misunderstanding or omission, on the part of either the Ceding Company or the Reinsurer, both the Ceding Company and the Reinsurer, will be restored to the position they would have occupied, had no such error, misunderstanding or omission occurred, subject always to the correction of the error, misunderstanding or omission.

               ARTICLE XVIII - CHOICE OF LAW, FORUM, AND LANGUAGE

1.      CHOICE OF LAW AND FORUM

        This Agreement, will in all respects be governed by, and construed in accordance with the law and exclusive jurisdiction of the Courts, as shown in Schedule I.

2.      LANGUAGE

        The Parties hereto acknowledge and agree that, even though they may execute this Agreement in both an English version and in another language, as shown in Schedule I, the version as shown in Schedule I will control for all legal purposes in the event of any inconsistency between or disagreement between the two versions.

                   ARTICLE XIX - ALTERATIONS TO THE AGREEMENT

This Reinsurance Agreement constitutes the entire Agreement between the parties, with respect to the business being reinsured hereunder, and there are no understandings between the parties other than as expressed in this Agreement. Any alterations to the provisions of this Agreement will be made by Amendment, Addenda or by correspondence attached to the Agreement embodying such alterations as may be agreed upon and signed by both parties. These documents will be regarded as part of this Agreement and will be equally binding.



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




                     ARTICLE XX - EXECUTION OF THE AGREEMENT


        IN WITNESS OF THE ABOVE,

                  THE CANADA LIFE INSURANCE COMPANY OF AMERICA

                                       OF

                             LANSING, MICHIGAN, USA


                                       AND

                   SWISS RE LIFE & HEALTH REINSURANCE COMPANY

                                       OF

                           STAMFORD, CONNECTICUT, USA


        HAVE BY THEIR RESPECTIVE OFFICERS EXECUTED AND DELIVERED THIS AGREEMENT IN DUPLICATE ON THE DATES INDICATED BELOW:

        THE CANADA LIFE INSURANCE COMPANY OF AMERICA

BY:

------------------------
BY:

------------------------

TITLE:

------------------------

TITLE:

------------------------

DATE:

------------------------

DATE:

------------------------

        SWISS RE LIFE & HEALTH AMERICA INC. REINSURANCE COMPANY

BY:

------------------------



TITLE:
VICE PRESIDENT



DATE:
------------------------




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